Exhibit 99.2

CONFIDENTIAL DRAFT

Employee FAQ—To be posted on April 10, 2024 after AEM

1.	What was announced today?

Vertex Pharmaceuticals Incorporated (“Vertex”) and Alpine Immune Sciences, Inc. (“Alpine”) announced an agreement for the acquisition of Alpine for $65.00 per share, or approximately $4.9 billion.

2.	Why does Vertex want to acquire Alpine?

Vertex was looking for opportunities to expand the breadth of its immunotherapy portfolio and recognized Alpine’s novel approach and promising pipeline along with our talented workforce, passion for innovation, and expertise in protein-based drug discovery.

3.	Why is this the right time for Alpine to be acquired?

In order to make our remarkable product candidates available to the largest number of patients, as quickly as possible, we now recognize that we need access to greatly expanded resources, a huge team, and a global footprint, such as borne by a sophisticated pharmaceutical company.

4.	Why is Vertex the right acquiror for Alpine?

Vertex brings significant expertise and has a track record of developing innovative medicines that is among the best in our industry. In particular, they possess a keen interest in nephrology and non-malignant hematology, both of which are key therapeutic areas for povetacicept. Their executive chairman is a physician-scientist and their CEO is a nephrologist—a great team that we believe will fit well with ours. It became clear during our discussions with the Vertex team that we share many core values, including a commitment to patients, our employees, and an intense drive for innovation. We’re excited by the prospect of making a meaningful difference in the lives of patients worldwide as part of Vertex.

5.	When will more information about the transaction and the background to the transaction be available?

Vertex will initiate the tender offer process with a public filing of a tender offer document, and Alpine will make its own public filing at the same time. Please review these documents for additional information about the transaction and the background on the transaction when they become available.

6.	How will the company be integrated into Vertex? How will this transaction impact Alpine employees?

The integration planning is in process, and more information will follow. That said, we will work with Vertex to ensure our employees are treated fairly in this transition. For now, we need to remain focused on our day-to-day work, keeping in mind the same scientific rigor and patient focus that has driven everything we have done to date.

7.	When will we receive more information on timelines and integration plans?

We will work with the Vertex team to plan more detailed communications. While many details will be shared immediately following the closing, we will share updates (as appropriate) in the coming weeks.

8.	Will Alpine leadership join Vertex?

The integration planning is in process and we expect further clarity over the coming weeks.

9.	Will Vertex maintain the Alpine site?

The integration planning is in process and we expect further clarity over the coming weeks.

10.	When will the tender offer and acquisition become final?

We currently anticipate that the tender offer and acquisition will be completed in the second quarter of 2024, subject to customary closing conditions, including receipt of required antitrust clearance and the tender of a majority of the outstanding shares of Alpine’s common stock.

11.	What happens between now and the closing of the acquisition?

Between the signing and closing, Alpine and Vertex remain separate independent companies, and Alpine will continue to run its business. Under federal law, Alpine and Vertex are restricted from engaging in joint operations until the transaction has been approved by the antitrust authorities. We do not anticipate any changes to the Alpine organizational structure at least until the transaction is completed.

12.	What does this mean for Alpine consultants?

The integration planning is in process and we expect further clarity over the coming weeks.

13. Will employees be given severance if they are terminated?

At this time, no decisions have been made around changes to the internal organizational structure at Alpine. However, we anticipate Vertex will provide a severance program for employees currently without severance coverage that provides for a severance payment and COBRA continuation benefits in the event of a termination of employment under certain circumstances.

14.	What happens with our pay and benefits following the closing of the acquisition?

The integration planning is in process and we expect further clarity over the coming weeks. For employees who continue with Vertex, Vertex has agreed to provide each employee a base salary or wage rate and target cash incentive opportunity that are at least as favorable in each case as those provided to such employee immediately prior to the closing date and will provide substantially comparable employee benefits under Alpine’s current plans and/or Vertex’s plans, in each case, for twelve months following the closing date.

15.	What will happen to my stock options and RSUs?

All outstanding Alpine stock options and restricted stock units (“RSUs”) that are unvested will be accelerated and become fully (100%) vested at the closing of the transaction, and holders will be cashed out in the transaction. This means that, shortly following the closing of the transaction, option holders will receive in cash the purchase price of $65.00 per share less the stock option exercise price per share, tax withholdings, and required deductions for each share subject to the stock option. Any stock options with an exercise price per share that is greater than or equal to $65.00 will be cancelled for no consideration. Employees will not be required to exercise their stock options in order to receive this payment.

At the same time, holders of RSUs will receive in cash the purchase price of $65.00 per share less tax withholdings and required deductions for each RSU held.

More specifics on this process will be provided in the coming weeks.

16.	Will we receive our 2024 bonuses?

As noted above, Vertex has agreed to provide Alpine employees with annual bonus opportunities no less favorable in the aggregate than those provided by Alpine for the 12 month post-closing period.

17.	Can I post about the acquisition on my social media channels?

You should not post any information on your social media channels about the acquisition.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains forward-looking statements relating to the proposed acquisition of Alpine by Vertex. These forward-looking statements are not based on historical fact and include statements regarding the ability of Alpine and Vertex to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer (the “offer”) contemplated thereby and the other conditions set forth in the Merger Agreement, statements about the expected timetable for completing the transaction, Alpine and Vertex’s beliefs and expectations and statements about the benefits sought to be achieved by Vertex’s proposed acquisition of Alpine, the potential effects of the acquisition on both Alpine and Vertex, and the possibility of any termination of the Merger Agreement. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to future events and trends that Alpine believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Alpine. There can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Alpine’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the Merger Agreement on Alpine’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Alpine operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although Alpine believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of any developments and whether the conditions to the closing of the proposed acquisition are satisfied on the expected timetable or at all. Other risks that may affect the future results of Alpine and Vertex are identified in their respective filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements speak only as of the date they are made, and Alpine and Vertex undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

Additional Information about the Acquisition and Where to Find It

The offer referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Vertex and the Purchaser will file with the SEC upon commencement of the offer. A solicitation and offer to buy outstanding shares of Alpine will only be made pursuant to the tender offer materials that Vertex and the Purchaser intend to file with the SEC. At the time the offer is commenced, Vertex and the Purchaser will file with the SEC tender offer materials on Schedule TO, and Alpine will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF ALPINE ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF ALPINE SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal) will be made available to all stockholders of Alpine at no expense to them under the “Investors” section of Vertex’s website at https://investors.vrtx.com/financial-information/sec-filings or by email at Investorinfo@VRTX.com, or by directing requests for such materials to the information agent for the offer, which will be named in the tender offer materials, and (once they become available) the tender offer materials as well as the Solicitation/Recommendation Statement will be mailed to the stockholders of Alpine free of charge. Copies of the documents filed with the SEC by Alpine will be available free of charge on Alpine’s website, ir.alpineimmunesciences.com, or by contacting Alpine’s investor relations department at ir@alpineimmunesciences.com. The information contained in, or that can be accessed through, Vertex’s website and Alpine’s website is not a part of or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Vertex and Alpine file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read any reports, statements, or other information filed by Vertex and Alpine with the SEC for free on the SEC’s website at www.sec.gov.